For Immediate Release
The J. M. Smucker Company Announces Record First Quarter Results
•	Net sales increased 58 percent led by Folgers
•	Margins expand; Net income more than doubles
•	EPS up 8 percent, up 12 percent excluding charges

ORRVILLE, Ohio, August 21, 2009 —The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2009 of its 2010 fiscal year.  Results for the quarter ended July 31, 2009, include the operations of The Folgers Coffee Company (“Folgers”).

Executive Summary
	Three Months Ended July 31,

	2009	2008	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$1,051.5	$663.7	58%
Operating income	$168.6	$71.8	135%
% of net sales	16.0%	10.8%
Net income:
Income	$98.1	$42.3	132%
Income per diluted share	$0.83	$0.77	8%
EBITDA	$212.5	$89.4	138%

•
Sales increased 58 percent with the addition of Folgers and on strong volume gains across the U.S. retail businesses.  Operating margins expanded significantly, and as a result, net income growth substantially exceeded net sales growth.

•
Merger and integration costs of $0.09 per diluted share are included in the first quarter of 2010 while restructuring and merger and integration costs of $0.05 per diluted share are included in the first quarter of 2009.  Excluding these items, the Company’s non-GAAP income per diluted share was $0.92 and $0.82 for the first quarter of 2010 and 2009, respectively, an increase of 12 percent.

•	Amortization expense of $0.10 and $0.02 per diluted share is included in the first quarter of 2010 and 2009, respectively.

“We are off to a strong start this year, with good results in our core Smucker business and the addition of Folgers, which continues its strong performance,” commented Richard Smucker, Executive Chairman and Co-Chief Executive Officer.  “As we enter the Fall Bake and Holiday period, we will have the first opportunity to offer multi-branding promotional events including Folgers®.  We support our brands with investments in product innovation and marketing, and believe we are well-positioned for continued long-term profitable growth.”

“More than ever, we believe that owning number one brands provides a competitive advantage, and our recent results continue to demonstrate the success of this strategy,” added Tim Smucker, Chairman of the Board and Co-Chief Executive Officer.  “Our strong and growing portfolio of number one brands meets the needs of today’s consumers, particularly as the “eat at home” trend continues.  We play an important role in these family moments, by offering trusted products and simple pleasures.”

Net Sales
	Three Months Ended July 31,
	2009	2008	Increase (Decrease)%
	(Dollars in millions)

Net sales	$1,051.5	$663.7	$387.8	58%
Adjust for noncomparable items:
Acquisitions:
Folgers	$(399.1)	$-	$(399.1)
Other	(1.9)	-	(1.9)
	$(401.0)	$-	$(401.0)
Foreign exchange	9.0	-	9.0
Net sales without acquisitions and foreign exchange	$659.5	$663.7	$(4.2)	(1)%

Net sales were up 58 percent in the first quarter of 2010 compared to 2009, primarily due to the addition of Folgers.  Excluding Folgers, net volume increased 2 percent, led by Pillsbury® flour, baking mixes, and frostings, Crisco® oils, Jif® peanut butter, and Smucker’s® fruit spreads which were partially offset by decreases in the special markets segment.  Volume gains were more than offset by price declines taken in calendar 2009, primarily in the U.S. retail oils and baking segment, and higher promotional spending in certain categories.  Excluding acquisitions and foreign exchange, net sales were down 1 percent in the first quarter of 2010, compared to 2009.

Margins
	Three Months Ended July 31,
	2009	2008
	(% of net sales)

Gross profit	38.6%	31.3%
Selling, distribution, and administrative expenses:
Marketing and selling	10.0%	10.2%
Distribution	3.5%	3.5%
General and administrative	5.6%	6.0%
	19.1%	19.7%
Amortization	1.7%	0.2%
Restructuring and merger and integration costs	1.6%	0.6%
Other operating expense - net	0.2%	0.0%
Operating Income	16.0%	10.8%

Overall, gross profit increased $198.3 million in the first quarter of 2010 compared to 2009 with Folgers contributing over 90 percent of the increase.  As a result, gross margin improved from 31.3 percent in the first quarter of 2009, to 38.6 percent in 2010.  Folgers’ gross margin was favorably impacted by its strong sales volume, favorable green coffee market conditions, and product sales mix.  Gross profit on the Company’s base business improved by approximately 4 percent, and increased 1.7 percent of net sales primarily attributable to lower costs.

Selling, distribution, and administrative (“SD&A”) expenses increased 54 percent for the first quarter of 2010, compared to 2009, with the addition of Folgers accounting for the majority of the increase.  As a percentage of net sales, SD&A decreased from 19.7 percent in the first quarter of 2009 to 19.1 percent in 2010.  Consistent with the Company’s strategy of long-term investment in its brands, marketing expense increased during the first quarter of 2010, compared to 2009, in support of the Company’s brand equity initiatives, including new advertising.  However, total marketing and selling expenses decreased as a percent of net sales, along with corporate administrative expenses, reflecting efficiencies realized upon integration of Folgers.

Amortization expense, a noncash item, increased $16.9 million to 1.7 percent of net sales in the first quarter of 2010, compared to 0.2 percent in the same period in 2009, reflecting the addition of intangible assets associated with the Folgers transaction.

Operating income more than doubled compared to the first quarter of 2009, and improved from 10.8 percent to 16.0 percent of net sales.  Merger and integration costs were $13.1 million higher in the first quarter of 2010 compared to 2009, reducing operating margin by 1.6 percentage points, as integration activities related to Folgers continued.  Excluding the impact of merger and integration costs in both years, and further excluding restructuring costs in 2009, operating income increased from 11.4 percent in 2009 to 17.6 percent of net sales in 2010.

Interest and Income Taxes
Interest expense increased $8.2 million during the first quarter of 2010, compared to 2009, as a result of an increase in 2009 in the Company’s debt obligations associated with the Folgers transaction, offset slightly by the retirement of $75 million in debt on June 1, 2009.

Income tax expense increased $32.0 million during the first quarter of 2010 compared to 2009.  The effective tax rate increased to 35.2 percent in the first quarter of 2010 compared to 33.3 percent in 2009, reflecting the higher effective tax rate associated with the Folgers business and the net favorable resolution of previously open tax positions in 2009 as compared to 2010.

Segment Performance
	Three Months Ended July 31,

	2009	2008	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. retail coffee market	$366.2	$-	n/a
U.S. retail consumer market	291.0	274.0	6%
U.S. retail oils and baking market	194.4	198.2	(2)%
Special markets	199.9	191.5	4%

Segment profit:
U.S. retail coffee market	$127.3	$-	n/a
U.S. retail consumer market	67.0	59.8	12%
U.S. retail oils and baking market	28.6	28.1	2%
Special markets	28.2	20.7	36%

Segment profit margin:
U.S. retail coffee market	34.8%	n/a
U.S. retail consumer market	23.0%	21.8%
U.S. retail oils and baking market	14.7%	14.2%
Special markets	14.1%	10.8%

U.S. Retail Coffee Market
The U.S. retail coffee market segment contributed $366.2 million to net sales in the first quarter of 2010.  Compared to the same three-month period last year, prior to the transaction, volume increased approximately 9 percent.  The continued expansion of the Dunkin’ Donuts® brand in the gourmet category and strong growth in traditional roast and ground led to the growth compared to last year.

The U.S. retail coffee market segment added $127.3 million in segment profit for the first quarter of 2010, representing a 34.8 percent segment profit margin.  Margins in the coffee segment were above expected long-term levels due to favorable commodity costs and volume related operating efficiencies.

U.S. Retail Consumer Market
U.S. retail consumer market segment net sales for the quarter were up 6 percent compared to the prior year, primarily due to a 7 percent volume gain led by Jif® peanut butter, Smucker’s® fruit spreads, and Hungry Jack® pancakes and syrups.  Smucker’s Uncrustables® were down for the quarter.

U.S. retail consumer market profit increased 12 percent for the first quarter of 2010 compared to the same period in 2009, mainly due to sales growth, product mix, and supply chain efficiencies.  Segment profit margin for the quarter improved from 21.8 percent of net sales in the first quarter of 2009 to 23.0 percent in 2010.

U.S. Retail Oils and Baking Market
Net sales in the U.S. retail oils and baking market segment were down 2 percent for the first quarter of 2010 compared to 2009, reflecting the impact of higher promotional spending and price declines in shortening, oils, flour, and canned milk.  Total volume in the U.S. retail oils and baking market was up 8 percent, with double-digit gains in Crisco® oils and Pillsbury® flour, baking mixes, and frostings, offsetting declines in canned milk.

U.S. retail oils and baking market profit increased 2 percent for the first quarter of 2010, compared to the same period in 2009. Segment profit margin improved to 14.7 percent of net sales from 14.2 percent in 2009, due to lower commodity costs and supply chain efficiencies, which more than offset substantially higher marketing investments primarily in support of Crisco® olive oil and the Pillsbury® brand.

Special Markets
Net sales in the first quarter for the special markets segment increased 4 percent.  The acquisition of Folgers added $32.9 million to special markets net sales, more than offsetting a 9 percent volume decline and the impact of foreign exchange.  Volume declines in foodservice, natural foods, and Canada were generally attributable to the current economic environment.

Special markets segment profit increased 36 percent for the first quarter of 2010 compared to 2009, with the addition of Folgers and lower commodity costs.  Profit margin for the quarter improved from 10.8 percent in the first quarter of 2009 to 14.1 percent in 2010.

Other Financial Results and Measures
For the first quarter of 2010, earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $212.5 million, or 20.2 percent of net sales, compared to $89.4 million, or 13.5 percent of net sales in the first quarter of 2009, primarily reflecting the impact of the Folgers merger.

Cash used by operations was $26.2 million, compared to cash provided of $60.2 million last year.  The Company expected a significant use of cash  for seasonal fruit and vegetable procurement, the buildup of inventories to support the upcoming Fall Bake and Holiday period, and the additional buildup of coffee inventory in advance of the Atlantic hurricane season.  The Company expects significant cash from operations in the second half of the year upon completion of its key promotional periods.

Outlook
The Company reaffirms its outlook for the year.  For fiscal 2010, net sales are expected to approximate $4.5 billion.  Income per diluted share, excluding merger and integration costs of $0.17 to $0.19 per diluted share, is expected to range between $3.65 and $3.80.  The Company is encouraged by its strong first quarter performance and the momentum leading into the Fall Bake and Holiday period and believes income per diluted share for the year is more likely to be near the higher end of the range.  The Company remains on track in realizing the $80 million in synergies related to the Folgers transaction.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, August 21, 2009, at 8:30 a.m. E.T.  The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com.  For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 6204951, and will be available until Friday, August 28, 2009.

Non-GAAP Measures
The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  EBITDA; adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.  A reconciliation of non-GAAP measures to the comparable GAAP item for the current quarter is included in the “Unaudited Non-GAAP Measures” table.

About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments.  Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago.  The Company has appeared on FORTUNE Magazine's list of the 100 Best Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury® is a trademark of The Pillsbury Company, used under license; Carnation® is a trademark of Societe des Produits Nestle S.A., used under license; and Dunkin’ Donuts® is a registered trademark of DD IP Holder LLC used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.  Readers should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:
•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, and peanuts are procured and the related impact on costs;
•
risks associated with hedging and derivative strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•
the successful completion of the integration of the coffee business with the Company’s business, operations, and culture and the ability to realize synergies and other potential benefits of the merger within the time frames currently contemplated;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement price changes;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the impact of food safety concerns, involving either the Company or its competitors’ products;
•	the concentration of certain of Smucker’s businesses, with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer;
•	changes in consumer coffee preferences, and other factors affecting the coffee business, which represents a substantial portion of the Company’s business;
•	the ability of the Company to obtain any required financing;
•	the timing and amount of capital expenditures, restructuring, and merger and integration costs;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;

•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on Smucker’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption due to the global recession and credit crisis;
•	other factors affecting share prices and capital markets generally; and
•
the other factors described under “Risk Factors” in other reports and statements filed by Smucker with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and proxy materials.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release.  Smucker does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$1,051,526	$663,657	58%
Cost of products sold	645,497	455,878	42%
Gross Profit	406,029	207,779	95%
Gross margin	38.6%	31.3%

Selling, distribution, and administrative expenses	201,177	130,413	54%
Amortization	18,377	1,471	1149%
Merger and integration costs	16,476	3,400	385%
Other restructuring costs	-	519	(100)%
Other operating expense – net	1,438	148	872%
Operating Income	168,561	71,828	135%
Operating margin	16.0%	10.8%

Interest income	1,371	1,338	2%
Interest expense	(18,951)	(10,744)	76%
Other income – net	253	1,025	(75)%
Income Before Income Taxes	151,234	63,447	138%
Income taxes	53,171	21,156	151%
Net Income	$98,063	$42,291	132%

Net income per common share	$0.83	$0.77	8%

Net income per common share– assuming dilution	$0.83	$0.77	8%

Dividends declared per common share	$0.35	$0.32	9%

Weighted-average shares outstanding	118,664,653	54,689,243	117%
Weighted-average shares outstanding – assuming dilution	118,746,244	54,831,671	117%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2009	April 30, 2009
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$289,772	$456,693
Trade receivables	307,507	266,037
Inventories	786,842	603,926
Other current assets	58,318	72,235
Total Current Assets	1,442,439	1,398,891

Property, Plant, and Equipment, Net	838,390	838,433

Other Noncurrent Assets:
Goodwill	2,802,806	2,791,391
Other intangible assets, net	3,088,440	3,098,976
Other assets	62,684	64,470
Total Other Noncurrent Assets	5,953,930	5,954,837
	$8,234,759	$8,192,161

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$196,129	$198,954
Note payable	350,000	350,000
Current portion of long-term debt	200,986	276,726
Other current liabilities	253,638	235,556
Total Current Liabilities	1,000,753	1,061,236

Noncurrent Liabilities:
Long-term debt, net of current portion	910,000	910,000
Other noncurrent liabilities	1,289,676	1,280,994
Total Noncurrent Liabilities	2,199,676	2,190,994

Shareholders' Equity, net	5,034,330	4,939,931
	$8,234,759	$8,192,161

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2009	2008
	(Dollars in thousands)

Operating Activities
Net income	$98,063	$42,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	25,271	15,036
Amortization	18,377	1,471
Share-based compensation expense	6,412	2,799
Working capital	(174,355)	(1,421)
Net Cash Provided by Operating Activities	(26,232)	60,176

Investing Activities
Businesses acquired, net of cash acquired	-	(55,593)
Additions to property, plant, and equipment	(27,271)	(22,197)
Other - net	2,628	1,694
Net Cash Used for Investing Activities	(24,643)	(76,096)

Financing Activities
Repayments of long-term debt	(75,000)	-
Dividends paid	(41,407)	(17,451)
Purchase of treasury shares	(4,873)	(3,356)
Other - net	1,915	322
Net Cash Provided by Financing Activities	(119,365)	(20,485)
Effect of exchange rate changes	3,319	(398)
Net decrease in cash and cash equivalents	(166,921)	(36,803)
Cash and cash equivalents at beginning of period	456,693	171,541
Cash and cash equivalents at end of period	$289,772	$134,738

(   ) Denotes use of cash

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Operating income before restructuring and merger and integration costs: (1)	$185,037	$75,747	144%
% of net sales	17.6%	11.4%

Income before restructuring and merger and integration costs: (2)
Income	$108,746	$44,903	142%
Income per common share — assuming dilution	$0.92	$0.82	12%

Income before restructuring, merger and integration costs, and amortization: (3)
Income	$120,662	$45,883	163%
Income per common share — assuming dilution	$1.02	$0.84	21%

(1) Reconciliation to operating income:
Operating income	$168,561	$71,828	135%
Merger and integration costs	16,476	3,400	385%
Restructuring costs	-	519	(100)%
Operating income before restructuring and merger and integration costs	$185,037	$75,747	144%

(2) Reconciliation to net income:
Income before income taxes	$151,234	$63,447	138%
Merger and integration costs	16,476	3,400	385%
Restructuring costs	-	519	(100)%
Income before income taxes, restructuring, and merger and integration costs	167,710	67,366	149%
Income taxes	58,964	22,463	162%
Income before restructuring and merger and integration costs	$108,746	$44,903	142%

(3) Reconciliation to net income:
Income before income taxes	$151,234	$63,447	138%
Merger and integration costs	16,476	3,400	385%
Restructuring costs	-	519	(100)%
Amortization	18,377	1,471	1149%
Income before income taxes, restructuring, merger and integration costs, and amortization	186,087	68,837	170%
Income taxes	65,425	22,954	185%
Income before restructuring, merger and integration costs, and amortization	$120,662	$45,883	163%

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Non-GAAP Measures

	Three Months Ended July 31,
	2009	2008	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization:(4)	$212,462	$89,360	138%
% of net sales	20.2%	13.5%

Free cash flow: (5)	$(53,503)	$37,979	(241)%

(4) Reconciliation to net income:
Income before income taxes	$151,234	$63,447	138%
Interest income	(1,371)	(1,338)	2%
Interest expense	18,951	10,744	76%
Depreciation	25,271	15,036	68%
Amortization	18,377	1,471	1149%
Earnings before interest, taxes, depreciation, and amortization	$212,462	$89,360	138%
Merger and integration costs	16,476	3,400	385%
Restructuring costs	-	519	(100)%
Share-based compensation expense	4,553	2,799	63%
Adjusted earnings before interest, taxes, depreciation, and amortization	$233,491	$96,078	143%
% of net sales	22.2%	14.5%

(5) Reconciliation to cash provided by operating activities:
Cash provided by operating activities	$(26,232)	$60,176	(144)%
Additions to property, plant, and equipment	(27,271)	(22,197)	23%
Free cash flow	$(53,503)	$37,979	(241)%

The Company uses non-GAAP measures including net sales excluding acquisitions and foreign exchange rate impact; income, operating income, and income per diluted share, excluding restructuring and merger and integration costs; income and income per diluted share, excluding restructuring, merger and integration costs, and amortization;  earnings before interest, taxes, depreciation, and amortization (“EBITDA”); adjusted EBITDA; and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures is consistent with the way management internally evaluates its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended July 31,
	2009	2008	% Increase (Decrease)
	(Dollars in thousands)

Net sales:
U.S. retail coffee market	$366,229	$-	n/a
U.S. retail consumer market	291,002	273,976	6%
U.S. retail oils and baking market	194,416	198,165	(2)%
Special markets	199,879	191,516	4%
Total net sales	$1,051,526	$663,657	58%

Segment profit:
U.S. retail coffee market	$127,311	$-	n/a
U.S. retail consumer market	66,979	59,795	12%
U.S. retail oils and baking market	28,616	28,066	2%
Special markets	28,219	20,738	36%
Total segment profit	$251,125	$108,599	131%
Interest income	1,371	1,338	2%
Interest expense	(18,951)	(10,744)	76%
Amortization	(18,377)	(1,471)	1149%
Share-based compensation expense	(4,553)	(2,799)	63%
Restructuring costs	-	(519)	(100)%
Merger and integration costs	(16,476)	(3,400)	385%
Corporate administrative expense	(39,801)	(28,892)	38%
Other unallocated (expense) income	(3,104)	1,335	(333)%
Income before income taxes	$151,234	$63,447	138%

Segment profit margin:
U.S. retail coffee market	34.8%	n/a
U.S. retail consumer market	23.0%	21.8%
U.S. retail oils and baking market	14.7%	14.2%
Special markets	14.1%	10.8%